Participant	Date

EXHIBIT 10.3

STOCK OPTION AGREEMENT

ANDREW CORPORATION
MANAGEMENT INCENTIVE PROGRAM

     THIS AGREEMENT is made as of the      th day of                     , 200      (the “Grant Date”) between ANDREW CORPORATION, a Delaware corporation (the “Company”), and                                                              (the “Optionee”).

WITNESSETH:

     WHEREAS, the Company adopted the Andrew Corporation Management Incentive Program (the “MIP”) for the purpose of providing incentives to selected key employees by making available to them opportunities to acquire shares of the common stock, $.01 par value, of the Company (the “Common Stock”); and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) considers it desirable and in the best interests of the Company that the Optionee be granted options to purchase Common Stock.

     NOW THEREFORE, in consideration of these premises, the parties agree as follows:

     1. Grant. The Company grants to the Optionee the option to purchase                     shares of Common Stock at a price of $                     per share (the “Option Price”), on the terms and subject to the conditions hereinafter set forth (the “Option”).

     2. Duration; Exercise. The duration of the Option shall be for the period beginning on the Grant Date and continuing through the close of business on                     , 20      (the “Option Period”). Except to the extent otherwise provided in Section 3 and Section 6, the manner, time and rate of exercise of the Option shall be in accordance with the terms set forth in Exhibit A.

     3. Right to Exercise in Certain Events. Notwithstanding the provisions of Section 2 and Exhibit A to the contrary, but subject to Section 6, the Option shall be fully exercisable if the Optionee’s employment terminates (1) due to Retirement or Disability (as such terms are defined in the MIP) after not less than six months following the Grant Date, or (2) by reason of death. If the Optionee terminates employment by reason of Retirement or Disability, the Option will be exercisable for three years or, if earlier, until the end of the Option Period. If the Optionee dies while employed by the Company or after terminating by reason of Retirement or Disability, the Option will be exercisable by the Optionee’s Beneficiary until the earliest of one year after death, three years after termination due to Retirement or Disability, or the end of the Option Period. The Optionee may designate a person, trust or other entity as the Optionee’s Beneficiary. No such designation, or any revocation or change thereof, is effective unless made in writing on a form provided by the Committee and delivered to the Committee prior to death. If the Optionee fails to properly designate a Beneficiary or the Optionee’s Beneficiary fails to survive the Optionee, then the Optionee’s Beneficiary will be the Optionee’s estate. If the Optionee terminates employment for any reason other than Retirement, Disability or death, the Option will be exercisable (to the extent vested at termination of employment pursuant to Exhibit A) until the earlier of three months after termination of employment or the end of the Option Period. If the Optionee dies during such period, the Optionee’s Beneficiary may exercise the Option (to the extent vested and exercisable on the date of death) until the earlier of one year after death or the end of the Option Period. In the event of a Change-in-Control (as defined in the MIP), the Option shall be fully vested and exercisable during the 90 days immediately thereafter.

     4. Purchase of Option or Option Shares by Company. Following the death of the Optionee, the Company may, but need not, upon the request of the holder of the Option, purchase the Option prior to its exercise at a price equal to the difference between the Market Value, on the date of such request, of the shares of Common Stock then subject to exercise and the Option Price for such shares.

     5. Notice of Exercise. The Option, or any part of it, shall be exercised by written notice directed to the Committee at the following address:

          Compensation Committee of the Board of Directors
          c/o Executive Vice President and Chief Financial Officer
          Andrew Corporation
          10500 West 153rd Street
          Orland Park, Illinois 60462

Such notice must state the Grant Date, the number of shares of Common Stock subject to the grant, and the number of shares of Common Stock with respect to which the Option is being exercised. The notice shall be accompanied by check, bank draft, money order or other cash payment or by delivery of a certificate or certificates, properly endorsed, for whole shares of Common Stock (provided that any such shares acquired from the Company must have been held by the Optionee for at least six months) equivalent in Market Value on the date of exercise to the Option Price, or by a combination of cash and shares, in full payment of the Option Price for the number of shares specified in the notice. The exercise may be with respect to any one or more shares covered by this Option, reserving the remainder for a subsequent timely exercise. The Company shall make prompt delivery of such shares, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action, and provided further that the Company shall have no obligation to deliver any such certificate unless and until appropriate provision has been made for any withholding taxes in respect of such exercise.

     6. Termination or Forfeiture of Option. (a) The Committee may forfeit this Option at any time, regardless of whether the Option is vested or unvested at such time (except if the Option has vested pursuant to a Change-in-Control), if the Committee in its sole discretion determines that the Optionee has engaged in any activity in competition with the Company, disclosed or misused the Company’s confidential information or trade secrets, hired Company employees or solicited them to terminate employment with the Company, or engaged in any other activity or conduct that in the Committee’s sole discretion is harmful to the interests of the Company. In addition to the foregoing, the Optionee agrees to pay the Company the amount of any Option gain (net of any income taxes paid thereon) realized by the Optionee from the prior exercise(s) of part or all of this Option during the period beginning one year prior to the date of the Optionee’s termination of employment and ending one year after the Optionee’s termination of employment.

     (b) By accepting this Agreement, the Optionee consents to a deduction by the Company from any amounts that it owes the Optionee pursuant to this Agreement or any other plan, contract or agreement, to the extent of any amount that the Optionee may owe the Company under subsection (a) above. Whether or not the Company elects to make any such deduction, if the Company does not recover the full amount owed by the Optionee, the Optionee agrees to immediately pay the unpaid balance to the Company. The Company shall not be liable for any loss incurred by the Optionee with respect to the exercise of the Option due to the decrease of the Common Stock’s Market Value pending final determination by the Committee of whether the Optionee has engaged in any activity described in subsection (a) above.

     (c) The Option may not be exercised if such exercise could constitute a violation of any applicable federal, state or other law or regulation.

     7. Rights Not Conferred. The Option shall not be affected by any change in the nature of the Optionee’s employment so long as the Optionee continues to be employed by the Company. Nothing contained in the MIP or in the Option shall confer upon the Optionee any right with respect to continuance of employment by the Company or interfere in any way with the right of the Company to terminate the employment of the Optionee at any time.

     8. Option Not Assignable. The Option is not transferable or assignable, and during the Optionee’s lifetime is exercisable only by the Optionee or by the Optionee’s guardian or legal representative; provided that no provision herein shall prevent the designation of a Beneficiary for the Option in the event of the Optionee’s death. The Optionee shall have none of the rights of a stockholder with respect to the Option shares until full payment of the Option Price and delivery of the certificate or certificates for such shares.

     9. Adjustments. If and to the extent that the number of outstanding shares of Common Stock shall be increased or reduced in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any other change in the corporate structure of the Company, the number and kinds of shares subject to the Option and the Option Price shall be proportionately adjusted by the Committee, whose determination shall be conclusive.

     10. Option Subject to MIP. The granting of the Option is being made pursuant to the MIP and the Option shall be exercisable only in accordance with the applicable terms of the MIP. The MIP contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Option. ALL OF THE PROVISIONS OF THE MIP ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY SET OUT HEREIN. Should the MIP become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation, or other term or condition of the MIP as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the MIP, as a rule of construction the terms of the MIP shall be deemed superior and apply. The Optionee hereby acknowledges receipt of a copy of the MIP.

     11. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Optionee’s Signature

Optionee’s Name (Print or Type)

Street Address

City, State, Zip Code

Social Security No. Phone Number

ANDREW CORPORATION

By:
F. L. English
Chairman, President and Chief Executive Officer

EXHIBIT A

     This Option to purchase shares must be exercised no later than                      20      or the Option will expire. From                      200      through                      200      there are certain conditions on the number of shares that may be purchased each year by exercise of the Option. They are:

     0% through                     , 200     ;

     No more than 25% of the total Option may be exercised from                      200      through                      200     ;

     No more than 50% of the total Option may be exercised from                      200      through                      200     ;

     No more than 75% of the total Option may be exercised from                      200      through                      200     ; and

     100% from                      200      through                      20     .